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                                                                    EXHIBIT 10.5

                          [AXXESS LOGO APPEARS HERE]



                             EMPLOYMENT AGREEMENT

This agreement is entered into between Axxess, Inc., d.b.a. Axxess Communications, Inc., herein after known as "Axxess" and Carl Surran, herein after known as "Mr. Surran".

Whereas, Axxess and Mr. Surran, as evidenced by the signed execution of this Employment Agreement, agree to the following.

I. Mr. Surran will be employed by Axxess as of July 21, 1997 in the position of "Managing Editor" at Axxess's place of business at 445 Douglas Ave., Altamonte Springs, Florida 32714. Mr. Surran's responsibilities will include the development, research, composition and editing of materials to be used for editorial content for the various publications owned by Axxess. Additionally, Mr. Surran will be responsible for managing any future editorial support staff as well as third party contributing editors for Axxess.

II. Mr. Surran will be considered a full time, permanent employee for the purposes of employee benefits as further described in the "Employee Manual".

III. Mr. Surran will receive a salary in the amount of $42,000.00 annually to be paid on a semi-monthly basis.

IV. Mr. Surran will receive a supplement of $175 per month towards the purchase of health insurance premiums until such time that Axxess can make available group health insurance benefits to its employees. At such time, Axxess, Inc. will then pay 100% of Mr. Surran's personal premium and provide dependent coverage as defined in the health insurance plan. Premiums for dependent insurance will be the responsibility of Mr. Surran.

V. Mr. Surran will be entitled to paid sick leave and vacation as described in the "Employee Manual" of Axxess. Accordingly, vacation is earned at the rate of 15 days per year, accrued monthly and subject to vesting and other conditions described in the Employee Manual. Sick leave is granted at a minimum of 7 days per annum.

VI. As an additional recruitment incentive, Mr. Surran will receive compensation in the amount of 8,000 shares of common stock of Axxess, Inc., effective the date of employment and to be vested to Mr. Surran's benefit on the first anniversary of said employment. It is understood that shares of Axxess, Inc. issued to Mr. Surran under this agreement are not registered and subject to restriction under SEC rule 144.

VII. Either Axxess or Mr. Surran may terminate this agreement with 30 days prior written notice to the other party. This agreement may not be modified in any way without the expressed written consent of both parties.

Acknowledged:

/s/ Carl Surran          7/1/97            /s/ [Signature Appears Here]  7/1/97
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Employee                  date             Axxess, Inc.                   Date


                         445 Douglas Ave., Ste. 2205-G
                       Altamonte Springs, Florida 32714
                     Phone (407)786-6530 Fax (407)786-6541
                               www.axxessinc.com